UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                     PURSUANT TO SECTION 13 OR 15(D) OR THE
                        SECURITIES EXCHANGE ACT OF 1934


                                  April 02, 1997




              ML-LEE ACQUISITION FUND (RETIREMENT ACCOUNTS) II, L.P. (Exact name of registrant as specified in its governing instruments)


              Delaware                               04-3028397
   (State or other jurisdiction of        (IRS Employer Identification No.)
   incorporation or organization)



                             World Financial Center
                            South Tower - 23rd Floor
                         New York, New York 10080-6123
              (Address of principal executive office and zip code)


Registrant's telephone number, including area code: (212) 236-7339

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                              ITEM 5. OTHER EVENTS


     On April 2, 1997, Anchor Advanced Products, Inc., a Delaware corporation ("Anchor"), and a portfolio company of ML-Lee Acquisition Fund (Retirement Accounts) II, L.P. ("the Retirement Fund"), completed a recapitalization pursuant to which Anchor issued $100,000,000 aggregate principal amount of Senior Notes due 2004 and entered into a new credit facility (the "Recapitalization"). As part of the Recapitalization, Anchor repaid substantially all of its outstanding debt, including all accrued interest thereon and any premiums in connection therewith. As a result, Anchor repaid the $7,311,000 principal amounts of Senior Subordinated Note and Junior Subordinated Note held by the Retirement Fund, together with all accrued interest thereon and prepayment premiums totaling $441,731.

     Immediately prior to the Recapitalization, the Retirement Fund owned 87,033 shares of the common stock of Anchor Holdings, Inc., a Delaware corporation and the parent company of Anchor ("Holdings"). Immediately after the consummation of the Recapitalization, the Retirement Fund exercised its warrants to purchase common stock (at an exercise price of $9.50 per share) and acquired an additional 132,290 shares of Holdings common stock, bringing the total shares of Holdings common stock to 219,323 shares. In connection with the Recapitalization, Holdings paid a dividend to all holders of its common stock of record as of April 2, 1997 (including common stock issued upon exercise of the warrants), in the amount of $19.02 per share. As a result of such dividend, the Retirement Fund received an aggregate of $2,914,768, net of the exercise price for the warrants.

     Distributable Capital Proceeds, as defined in the Partnership Agreement, to the Retirement Fund of $44.06 per Unit are expected to be distributed on May 15, 1997 to partners of record as of April 2, 1997.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated on the 2nd day of May, 1997.


              Signature                           Title



______________________              ML Mezzanine II Inc.
Audrey Bommer                       Vice President and Treasurer
                                    (Principal Financial Officer of Registrant)



______________________              ML Mezzanine II Inc.
Roger F. Castoral, Jr.              Vice President and Assistant Treasurer
                                    (Principal Accounting Officer of Registrant)